April 30, 2025

Ashish Kapoor
Chief Financial Officer
CordovaCann Corp.
217 Queen Street West, Suite 401
Toronto, Ontario, M5V 0R2, Canada

       Re: CordovaCann Corp.
           Form 20-F for the Fiscal Year Ended June 20, 2024
           File No. 000-50492
Dear Ashish Kapoor:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services